Exhibit 99.77(q)(1)(e)(1)

January 1, 2018

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Management Agreement, dated November 30, 2014, as amended and restated on May 1, 2015, as amended, between Voya Series Fund, Inc. and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to eliminate the breakpoints to the annual management fee for Voya Government Money Market Fund (the “Fund”) and replace them with a flat fee on all assets, effective as of January 1, 2018, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the modified annual management fee for the Fund, is attached hereto.

Please signify your acceptance to the modified annual management fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

Voya Series Fund, Inc.

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic

Name: Todd Modic

Title:   Senior Vice President, Duly Authorized

AMENDED schedule A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

Voya Series Fund, Inc.

and

Voya Investments, LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Corporate Leaders® 100 Fund	May 1, 2015	0.500% on first $500 million of assets; 0.450% on next $500 million of assets; and 0.400% thereafter
Voya Global Multi-Asset Fund (formerly, Voya Capital Allocation Fund)	January 12, 2017

Direct Investments[1]

0.900% on first $500 million of assets;

0.875% on next $500 million of assets;

0.850% on next $500 million of assets;

0.825% on next $500 million of assets; and
0.800% thereafter

Other Investments[2]

0.400%

Underlying Funds[3]
0.180% on assets

[1]	“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

[2]	“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

[3]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 12, 2017.

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Global Target Payment Fund	May 1, 2015	Direct Investments[4] 0.400% on assets Underlying Funds[5] 0.180% on assets
Voya Government Money Market Fund	January 1, 2018	0.350% on all assets
Voya Mid Cap Research Enhanced Index Fund	May 1, 2015	0.550% on first $500 million of assets; 0.525% on next $250 million of assets; 0.500% on next $1.25 billion of assets; and 0.475% thereafter
Voya Small Company Fund	May 1, 2015	0.950% on first $250 million of assets; 0.900% on next $250 million of assets; 0.875% on next $250 million of assets; 0.850% on next $1.25 billion of assets; and 0.825% thereafter

[4]	A “Direct Investment” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

[5]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.